UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 24, 2024

 NRX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38302	82-2844431
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1201 Orange Street, Suite 600 Wilmington, Delaware	19801
(Address of principal executive offices)	(Zip Code)

(484) 254-6134

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	NRXP	The Nasdaq Stock Market LLC
Warrants to purchase one share of Common Stock	NRXPW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On April 24, 2024, NRx Pharmaceuticals, Inc. (the “Company”) received written notice from counsel for Streeterville Capital, LLC (“Streeterville”) that an alleged event of default occurred with respect to that certain Convertible Promissory Note, dated November 4, 2022, as amended on March 30, 2023, July 10, 2023, February 9, 2024 (as amended, the “Note”), issued by the Company in favor of Streeterville, pursuant to that certain Securities Purchase Agreement dated November 4, 2022 by and between the Company and Streeterville (the “SPA”). The Notice alleges that, among other things, (i) the announcement of the plan to partially spin-off of the Company’s wholly-owned subsidiary, Hope Therapeutics, Inc. (the “Spin-Off”), constituted a “Fundamental Transaction” (as defined in the Note”) for which the Company failed to obtain Streeterville’s prior written consent before undertaking such transaction; and (ii) the Company failed to pay the Minimum Payment, as defined under Section 4 of the Note, by April 8, 2024, following a Redemption Notice issued on April 3, 2024 by Streeterville to the Company, each of which resulted in the failure to cure a Trigger Event and subsequent Event of Default of the Note, and as a result, Streeterville was therefore accelerating all of the outstanding amounts due thereunder. The description of the Notice set forth above does not purport to be complete and is qualified by reference to the Notice, a copy of which is set forth herein as Exhibit 99.1. For more information on the Note and the SPA, see the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 9, 2022.

The Company has also learned that Streeterville filed a complaint (the “Complaint”) naming the Company as a defendant in the Third Judicial District Court of Salt Lake County, Utah. The Complaint is seeking, among other things: (i) declaratory relief for an order enjoining the Company from undertaking any Fundamental Transaction, including the Spin-Off, or otherwise issuing common stock or other equity securities (such as the shares of Hope Therapeutics pursuant to the announced Spin-Off); and (ii) repayment of the Note and other unspecified amounts of damages, costs and fees, but no less than $6,537,027, or the amounts currently outstanding under the Note.

The Company disagrees with Streeterville that the Spin-Off constitutes a Fundamental Transaction, and does not believe the claims to valid. As such, the Company intends to vigorously defend against any legal action initiated against it by Streeterville. The Streeterville agreements, as disclosed in the Company’s SEC filings define a “Fundamental Transaction” as one that seeks to “sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other person…” In the first place, NRx has not effectuated the proposed HOPE share dividend, so no transaction has occurred. Secondly, HOPE Therapeutics, hardly constitutes “all or substantially all” of NRx’s assets.

Those who wish to understand the issues that lie behind Streeterville’s precipitous action, should refer to the current charges brought against Streeterville by the US Securities and Exchange Commission. In those charges, the SEC refers to Defendant John Fife (the owner of Chicago Venture Partners/Streeterville) as a “recidivist violator of federal securities laws. The SEC charges Fife in various ways with manipulating the stock of microcap companies (such as NRx) for profit and is seeking to restrain such action. In 2007, the SEC charged Mr. Fife and his prior entity Clarion Capital with various violations of securities laws and entered into an agreement with him not to violate securities laws in the future. Fife subsequently sued FINRA to overturn FINRA’s decision to bar and censure him. He is currently appealing that case to the US Supreme Court.

The Company is certain that it did not enter into a “Fundamental Transaction” as alleged by Mr. Fife and provided Mr. Fife with ample evidence of that prior to his declaration of a trigger event. The Company believe’s that Mr. Fife’s declaration of a trigger event is wholly unwarranted and serves as a pretext to attempt to increase the indebtedness of a Company that was servicing its debt to Mr. Fife on a timely and monthly basis. Hence, the Company has retained counsel well-versed in securities litigation with prior experience in the SEC Office of Enforcement to contest Fife’s allegation and to seek sanctions for Fife’s misleading filing. The company is also evaluating a variety of counterclaims, and will assert those counterclaims in the proper venue.

Item 8.01	Other Events.

On April 30, 2024, the Company issued a press release announcing the findings in Phase 2b/3 Clinical Trial of NRX-101 vs. Lurasidone for Treatment of Suicidal Bipolar Depression. A copy of the press release is attached hereto as Exhibit 99.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Notice by Streeterville Capital, LLC
99.2	Press Release dated April 30, 2024
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NRX PHARMACEUTICALS, INC.

Date: April 30, 2024	By:	/s/ Stephen Willard
	Name:	Stephen Willard
	Title:	Chief Executive Officer